Exhibit 5.1

Three Embarcadero Center Seventh Floor San Francisco, CA 94111-4024 Telephone 415.434.1600 Facsimile 415.217.5910 www.howardrice.com

February 4, 2005

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Re:	Registration Statement on Form S-3 of PalmSource, Inc.

Ladies and Gentlemen:

This letter is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by PalmSource, Inc., a Delaware corporation (the “Company”), on the date hereof with the Securities and Exchange Commission (the “Commission”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), the resale by the holders thereof of up to 1,516,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Common Stock was issued in connection with the acquisition by the Company of China MobileSoft Ltd., pursuant to the Agreement and Plan of Amalgamation among the Company, Cubs Acquisition Sub LLC, China MobileSoft Ltd., MobileSoft Technology (Nanjing) Corporation, Ltd., One Degree Capital Corp., Jiping Wang and Dr. John Ostrem dated December 8, 2004 (the “Amalgamation Agreement”).

In connection with this opinion, we have examined originals or copies of the following documents:

1.	The Amalgamation Agreement;

2.	The Registration Statement;

3.	The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 28, 2003;

4.	The Company’s Amended and Restated Bylaws, as adopted on June 30, 2003;

PalmSource, Inc.

February 4, 2005

5.	Resolutions of the Board of Directors of the Company adopted on December 7, 2004;

6.	The minute books of the Company provided to us by certain officers of the Company;

7.	The form of stock certificate representing the Common Stock provided to us by certain officers of the Company; and

8.	Certificates of public officials, officers of the Company and the Company’s transfer agent.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the enumerated documents referred to above in this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and express no opinion with respect to choice of law or conflicts of law.

Based upon the foregoing, and subject to the additional qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Stock has been validly issued and is fully paid and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement.

PalmSource, Inc.

February 4, 2005

Very truly yours,

HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN
A Professional Corporation

By:	/s/ Deborah A. Marshall
Deborah A. Marshall
On Behalf of the Firm